Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is made and entered into as of the 3rd day of August, 2017, by and among William H. Gordon (“Seller”), Power-Plus Technical Distributors, LLC, a California limited liability company (the “Company”) and CooliSys Technologies, Inc., a Delaware corporation (the “Purchaser”). The Seller, Company, and Purchaser are at times collectively referred to herein individually as a “Party” and collectively as the “Parties.” Reference to dollar amounts used herein shall mean United States dollars.

PREAMBLE

WHEREAS, the Seller is the record and beneficial owner of all of the Membership Interests (the “Membership Interests”) in the Company; and

WHEREAS, the Purchaser desires to purchase all of Seller’s Membership Interests, and the Seller desires to sell all of his Membership Interests in the Company upon the terms and subject to the conditions set forth herein; and

NOW, THEREFORE, in consideration of the promises and the mutual covenants, representations and warranties contained herein, the Parties hereto, intending to be legally bound, hereby agree as follows:

CERTAIN DEFINITIONS

Definitions. When used in this Agreement, the following terms shall have the meanings set forth below (such meanings being equally applicable to both the singular and plural form of the terms defined):

“Affiliate” means, with respect to any person, any other person controlling, controlled by or under common control with such person. The term “Control” as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than 10% of the voting rights attributable to the shares of the controlled corporation and, with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person.

“Business Day” means any day other than Saturday, Sunday and any day on which banking institutions in the United States are authorized by law or other governmental action to close.

“Closing” shall have the meaning set forth in Section 2.1.

“Closing Date” shall have the meaning set forth in Section 2.1.

“Company” shall mean Power-Plus Technical Distributors, LLC, a California limited liability company and its direct and indirect Subsidiaries.

“Confidential Information” means confidential data and confidential information relating to the business of the Company (which does not rise to the status of a Trade Secret under applicable law) that the Seller became aware as a consequence of or through its relationship with the Company and which has value to the Company and is not generally known to the competitors of the Company. Confidential Information shall not include any data or information that (i) has been voluntarily disclosed to the general public by the Company or its Affiliates, (ii) has been independently developed and disclosed to the general public by others, or (iii) otherwise enters the public domain through lawful means.

Exhibit 10.1

“Contracts” means any and all contracts, agreements, commitment, franchises, understandings, arrangements, leases, licenses, registrations, authorizations, easements, servitudes, rights of way, mortgages, bonds, notes, guaranties, Encumbrances, evidence of indebtedness, approvals or other instruments or undertakings to which such person is a party or to which or by which such person or the property of such person is subject or bound, whether written or oral and whether or not entered into in the ordinary and usual course of the Person’s business, excluding any Permits, provided that each such Contract shall provide for the payment of no less than $5,000.

“Damages” means any and all damages, liabilities, obligations, penalties, fines, judgments, claims, deficiencies, losses, costs, expenses and assessments (including without limitation income and other taxes, interest, penalties and attorneys’ and accountants’ fees and disbursements).

“Encumbrances” means any and all claims, liabilities and obligations and free and clear of any and all liens, pledges, charges, mortgages, security interests, restrictions, leases, licenses, easements, liabilities, claims, encumbrances, preferences, priorities or rights of others of every kind and description.

“Governmental Authority” means any nation or country (including but not limited to the United States) and any commonwealth, territory or possession thereof and any government or governmental or regulatory, legislative, executive authority thereof, or commission, department or political subdivision thereof, whether federal, state, regional, municipal, local or foreign, or any department, board, bureau, agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Intellectual Property” means any patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right, copyright and other proprietary intellectual property right and computer program.

“Knowledge” means, with respect to any Person, (x) such Person is actually aware of such fact or matter or (y) such Person should reasonably have been expected to discover or otherwise become aware of such fact or matter after reasonable investigation, and for purposes hereof it shall be assumed that such Person has conducted a reasonable investigation of the accuracy of the representations and warranties set forth herein. With respect to the Seller, the Knowledge of Seller shall be attributed to William H. Gordon.

“Legal Requirements” means any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any Contracts with, any Governmental Authority, in each case as and to the extent applicable to such person or such person’s business, operations or Properties.

“Liability” means any liability, obligation or indebtedness of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Loss” or “Losses” means any and all Liability, damages, fines, fees, penalties and expenses whether or not arising out of litigation, including without limitation, interest, reasonable expenses of investigation, court costs, reasonable out-of-pocket fees and expenses of attorneys, accountants and other experts or other reasonable out-of-pocket expenses of litigation or other legal proceedings, incurred in connection with the rightful enforcement of rights under this Agreement against any Party hereto, and whether or not arising out of third party claims against an Indemnified Party.

Exhibit 10.1

“Material Adverse Effect” means any change, event, development, or effect that is materially adverse to the business, Liabilities, Properties, results of operations, condition (financial or otherwise) or working capital of the Company and its Subsidiaries, taken as a whole, as the case may be, or the ability of the Purchaser or Seller to consummate on a timely basis the Acquisition; provided, however, that any adverse change in or effect on the business of the Company and its Subsidiaries, taken as a whole, as the case may be, that is cured by such Party before the Closing Date shall not be deemed to constitute a Material Adverse Effect.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award (in each such case whether preliminary or final).

“Permits” means any and all permits, rights, approvals, licenses, authorizations, legal status, orders or Contracts under any Legal Requirement or otherwise granted by any Governmental Authority.

“Person” means any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any governmental or political subdivision or any agency, department or instrumentality thereof.

“Properties” means any and all properties and assets (real, personal or mixed, tangible or intangible) owned or used by the Company.

“Purchase Right” with respect to any Person means any security, right, subscription, warrant, option or other Contract that gives the right to purchase or otherwise receive or be issued any shares of capital stock or other equity interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of such Person.

“Records” means all originals and copies of agreements, instruments, documents, deeds, books, records, files, corporate franchises, stock record books, corporate books containing the minutes of meetings of directors and shareholders and any and all other data and information within the possession of a Party or any Affiliate thereof.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity's gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” means any and all taxes, charges, fees, levies or other assessments, including, without limitation, local and/or foreign income, net worth, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, share capital, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, service, service use, transfer, registration, recording, ad-valorem, value-added, alternative or add-on minimum, estimated, or other taxes, assessments or charges of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

Exhibit 10.1

“Tax Return” means any federal, state, local and foreign tax return, report or similar statement required to be filed with respect to any Tax (including any attached Schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

“Trade Secrets” means information of the Company including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

“Transactions” means the transactions contemplated by this Agreement.

“Uncured Inaccuracy” with respect to a representation or warranty of a party to the Agreement as of a particular date shall be deemed to exist only if such representation or warranty shall be inaccurate as of such date as if such representation or warranty were made as of such date, and the inaccuracy in such representation or warranty shall not have been cured since such date; provided, however, that if such representation or warranty by its terms speaks as of the date of the Agreement or as of another specific date, then there shall not be deemed to be an Uncured Inaccuracy in such representation or warranty unless such representation or warranty shall have been inaccurate as of the date of the Agreement or such other specific date, respectively, and the inaccuracy in such representation or warranty shall not have been cured since such date.

Recitals. The above WHEREAS clauses are hereby incorporated by reference into this Agreement as if fully stated herein.

Construction and Interpretation. Unless the context of this Agreement otherwise requires, (i) words of any gender include the other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; and (v) the word “including” does not imply any limitation to the item or matter mentioned.

ARTICLE I

THE PURCHASE

1.1      The Purchase. Subject to the terms and conditions of this Agreement, at the Closing, the Seller hereby agrees to transfer, convey, assign, set over and deliver to the Purchaser with full title guarantee, and the Purchaser shall acquire and accept from the Seller (the “Acquisition”), all and not less than all of the Membership Interests held by Seller free and clear of all Encumbrances, in exchange for the delivery by the Purchaser to the Seller of the purchase price of $850,000 less the total amount owed by the Company as of the Closing to Bank of America and Wells Fargo Bank (“Purchase Price”).

 Exhibit 10.1

1.2      Payment Terms.

The Purchase Price will be paid as follows:

i.	$595,000 less the total amount owed to Bank of America and Wells Fargo Bank; to paid at Closing (the “Down Payment”); and

ii.

$255,000 payable in 24 equal monthly installments of $10,625 at the end of each month. Said payments shall be evidence by a promissory note (“Note”) substantially in the form set forth in Exhibit “A” attached to this Agreement.

1.3      Delivery of Membership Interests. On or before the Closing, the Seller shall deliver to the Purchaser an assignment of all of Seller’s right, title and interest in the Company.

1.4     Bank Loans. Purchaser shall simultaneously with the Closing, pay the obligations of Bank of America and Wells Fargo Bank and, at the option of the Purchaser, secure new loans. Purchaser will obtain releases of Seller from all personal guaranties made by Seller to Bank of America and Wells Fargo Bank.

ARTICLE II

CLOSING

2.1     Closing. The closing of the Acquisition (the “Closing”) shall take place at the offices of Weintraub Tobin not later than five days after all of the conditions to closing specified in this Agreement (other than those conditions requiring the execution or delivery of a document or the taking of some action at the Closing) have been fulfilled or waived by the Party entitled to waive that condition; provided, however, that (a) the Parties shall use their best efforts to effect the Closing by September 1, 2017 and (b) the Closing may take place by facsimile or email of documents (to the extent applicable) or other means as may be mutually agreed upon in advance by the Parties. The date on which the Closing is held is referred to in this Agreement as the “Closing Date.”

2.2      Deliveries at Closing by the Seller. At the Closing, subject to the terms and conditions of this Agreement, the Seller shall execute and deliver or cause to be executed and delivered to the Purchaser:

(a)	An assignment of all of Seller’s right, title and interest in the Company to Buyer;

(b)	Assignment of the Lease with the consent of the Landlord;

(c)	Executed resignation from all Managers of the Company;

(d)	Evidence of payment of the loan owed to Seller on the books of the Company prior to or subsequent to the Closing with such loan payment not a deduction to the Purchase Price;

(e)	Fully executed Employment agreement between Seller and Digital Power Corporation, Inc., the parent of Purchaser; and

(f)	Such other documents as may be reasonably requested by the Purchaser and necessary to effect the Closing.

Exhibit 10.1

2.3     Deliveries at Closing by the Purchaser. At the Closing, subject to the terms and conditions of this Agreement, the Purchaser shall execute and deliver or cause to be executed and delivered to the Seller:

(a)	The Down Payment, by cash or cashier’s check or by wire transfer pursuant to instructions of Seller;

(b)	The Note fully executed by Purchaser;

(c)	Releases of Seller from any personal guarantees from all loans owed by the Company to Wells Fargo and Bank of America;

(d)	Fully executed Employment agreement between Seller and Digital Power Corporation, Inc. the parent to Purchaser;

(e)	Assignment of 2014 Ford Expedition from the Company to the Seller; and

(f)	Such other documents as may be reasonably requested by the Seller and necessary to effect the Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLER

The Company and the Seller hereby jointly and severally represent and warrant to the Purchaser as of the date hereof and as of the Closing Date that:

3.1 Organization. The Company and each subsidiary it controls (i) is a limited liability company duly organized, validly existing and in good standing under the laws of organization, and has full corporate power and authority to carry on its business as it is now being conducted and to own the Properties it now owns, and (ii) is duly qualified or licensed to do business as a foreign corporation in good standing in such other states in which it does business, except where such failure to be so qualified or licensed would not have a Material Adverse Effect on the Company’s business; the Company is duly and properly registered pursuant to applicable state laws and regulations in all states where the conduct of the Company’s business as presently conducted requires such registration. The copies of the Operating Agreement of the Company and Subsidiaries (the “Charter Documents”) annexed hereto as Schedule 3.1 are complete and correct copies of such instruments as presently in effect.

3.2 Authority. The Company has the power and the authority to execute, deliver and perform this Agreement and each other document contemplated by this Agreement (the “Transaction Documents”). The execution, delivery and performance of this Agreement by the Company have been duly authorized by its Managers and Members. No other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery hereof by the Purchaser, is a valid and legally binding agreement of each the Seller and the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability relating to or affecting creditors’ rights, to general equity principles, and public policy considerations underlying the securities laws, to the extent that such public policy considerations limit the enforceability of the provisions of this Agreement that purport to provide indemnification for securities laws liabilities.

Exhibit 10.1

3.3 Capitalization. As of the date hereof, all of the Membership Interests of the Company are owned by the Seller.

All outstanding Membership Interests are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any Purchase Right, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of the State of California, the Charter Documents, or any Contract to which the Company is a party or otherwise bound. There are no oral and/or written, direct and/or indirect options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company is a party or by which it is bound; (a) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional Membership Interests or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company, (b) obligating the Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of the Company. As of the date of this Agreement, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company.

3.4 Consents; Permits; Defaults. Assuming the accuracy of the representations and warranties of the Purchaser in Section 4, other than as contemplated in this Agreement, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Seller of the Acquisition or any other transaction contemplated by this Agreement, or compliance by the Company with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Authority or any other Person, other than the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Authority or any other Person, individually or in the aggregate, has not had a Material Adverse Effect on the Company.

3.5 Non-Contravention. The execution, delivery and performance of this Agreement and the Transaction Documents by the Company does not and will not (i) result in a breach of, or constitute a default under the Charter Documents, (ii) result in a breach of, or constitute a default under, any loan agreement, indenture or mortgage or any material lease, agreement, franchise, license, permit or other undertaking or Contract to which the Company is a party or any of its Properties may be subject or bound, (iii) result in a violation of any order, writ, injunction, decree or award of any court or Governmental Authority including, but not limited to, the Commission, to the Company or relating to any of its Properties, or (iv) result in a violation of any federal or state law, statute, ordinance, rule or regulation or other Legal Requirement applicable the Company.

3.6 Financial Statements for the year ended December 31, 2016 and March 31, 2017 materially represent the financial condition of the Company as of such dates.

 3.7 Contracts.

(a) All of the Contracts of the Company valid, binding and to the Knowledge of Seller, in full force and effect, and the Company has not been notified or advised by any party thereto of such party’s intention or desire to terminate or modify any such Contract in any respect. Neither the Company nor, to the Knowledge of the Company and Seller, any other party is in breach of any of the terms or covenants of any Contract that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Following the Closing, the Company will continue to be entitled to all of the benefits currently held by the Company under each Contract.

Exhibit 10.1

(b) The Company is not a party to or bound by any Contract or Contracts the terms of which were arrived at by, or otherwise reflect, less-than-arm’s-length negotiations or bargaining.

3.8 Absence of Certain Changes or Events.

(a) Except as set forth on Schedule 3.8(a), since December 31, 2016 (the “Applicable Date”), there has not been:

(i) any event, circumstance or change that had or would reasonably be expected to result in a Material Adverse Effect on the Company;

(ii) any damage, destruction or loss (whether or not covered by insurance) that had or would reasonably be expected to result in a Material Adverse Effect of the Company; or

(iii) any Material Adverse Effect in the Company’s sales patterns, pricing policies, accounts receivable or accounts payable.

3.9 Absence of Undisclosed Liabilities and Agreements. The Company does not have any debt, loss, damage, adverse claim, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise) which are not accurately reflected or provided for in the balance sheet dated as of the Balance Sheet Date), other than (a) those incurred in the ordinary course of the Company’s business since Applicable Date, (b) those disclosed in this Agreement or the disclosure schedules and (c) those material obligations arising subsequent to the date hereof pursuant to the express terms of executory Contracts, which executory Contracts. Neither the Company nor any of its officers or directors has effected any “off-balance sheet arrangements.”

3.10 Compliance with Law. The business of the Company has been operated in compliance with all Legal Requirements, including all laws, ordinances, rules, regulations and orders of all Governmental Authorities, except where such failure would not have a Material Adverse Effect on the Company or its business. The Company has not received any written communication from a Governmental Authority that alleges that the Company is not in compliance with any federal, state, local or foreign laws, ordinances and regulations or has not made all of the filings required by all such authorities, organizations and agencies.

3.11 Tax Matters. All Tax Returns required to be filed by or on behalf of the Company have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects. All Taxes payable by or on behalf of the Company (whether or not shown on any Tax Return) have been fully and timely paid. With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, the Company has made due and sufficient accruals for such Taxes in its books and records. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of the Company. The Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, equity owner or other third party and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.

Exhibit 10.1

3.12 Litigation. There is no claim, action, suit or proceeding pending or, to the Knowledge of either the Company and Seller, threatened against any of the Company or its Properties which, if adversely determined, will affect or can reasonably be expected to affect materially and adversely, the Company, or which seeks to prohibit, restrict or delay consummation of the Transactions or any of the conditions to consummation of such transaction, nor to the Knowledge of the Company is there any judgment, decree, injunction, ruling or order of any court, Governmental Authority. Neither the Company nor any Affiliate thereof is under investigation with respect to, any violation of any provision of any federal or state law or administrative regulation in respect of the business of the Company.

3.14 Title to Property.

(a) Personal Property. All material items of personal property used in the business of the Company are in good operating condition and fit for operation in the ordinary course of the Company’s business (subject to normal wear and tear) with no defects that could reasonably be expected to interfere with the conduct of the normal operation of such items and are suitable for the purposes for which they are currently being used.

(b) Real Property. The Company owns no real property. The Company’s only leased property are the properties in Sonora California (the “Leased Property”). All real estate Taxes for which the Company is responsible with respect to any Leased Property (and which are not otherwise incorporated into payments made under any lease), have been paid in full, as and when due.

3.15 Intellectual Property. The Company has, or has rights to use, all Intellectual Property necessary for the conduct of the business of the Company as currently conducted. The Company has received no written notice that the Intellectual Property used by it violates or infringes upon the rights of any Person. All rights to such Intellectual Property are enforceable and to the Knowledge of the Seller and the Company, there is no existing infringement by another Person of any of the rights to the Company’s Intellectual Property of others.

3.16 Absence of Certain Business Practices. Neither the Company nor any other Affiliate or agent of the Company, or any other person acting on behalf of or associated with the Company, acting alone or together, has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier of the Company; or (b) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, any official or employee of any government (domestic or foreign), or other person who was, is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction), in each case which (i) may subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have had an adverse effect on the business, financial condition, operations or prospects of the Company, or (iii) if not continued in the future, may adversely affect the business, financial condition, operations or prospects of the Purchaser.

3.17 Labor Matters. The Company is not a party to any representation or collective bargaining agreement with any employees.

3.18 Employment Agreements and Plans. The Company has furnished the Purchaser with a list of all employment, consulting, advisory and confidentiality agreements to which the Company is a party. The Company has delivered to the Purchaser true and complete copies of each such agreement (or written descriptions thereof for any such agreements which are not in writing). The Company has not and does not maintain or contribute to any outstanding incentive compensation, deferred compensation, profit sharing, stock option, stock bonus, stock purchase, savings, consultant, retirement, pension, medical, dental, disability or other benefit plans or arrangements with or for the benefit of any officer, employee or former officer, employee of the Company or for the benefit of any distributor, sales representative or other person resulting from a relationship with the Company.

Exhibit 10.1

3.19 Insurance. The Company has furnished the Purchaser with a list of all material bonds and liability, fire and other insurance contracts of whatsoever description to which the Company is a party, and under which the Company is or was a beneficiary.

3.20 Subject Membership Interests. The Membership Interests, when originally issued, were duly authorized, fully paid and non-assessable and vested in the holder thereof free and clear of any restrictions on transfer (other than any restrictions under applicable state or federal securities laws), Taxes, Encumbrances, options, warrants, Purchase Rights, Contracts, commitments, equities, claims, and demands and neither were nor are subject to any pre-emptive or other similar rights.

3.21 Director and Officer Insurance. The Company has maintained insurance for their officers and directors for the last five (5) years without any lapse in coverage. As of the Closing Date, no claims have been filed against any officer or director of the Company.

3.22 Subsidiaries. The Company has Subsidiaries as set forth in Schedule 3.22.

3.23 Disclosure. No representation or warranty by the Company or the Seller in this Agreement, the Exhibits or the Schedules hereto and thereto and no statement contained in any document, certificate, or other writing furnished or to be furnished by the Company and/or the Seller to the Purchaser or any of its representatives or agents pursuant to the provisions hereof or in connection with the Transactions, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements herein or therein made, in the light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller as of the date hereof and as of the Closing Date that:

4.1 Authority. The Purchaser has all necessary company power and company authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Acquisition. The execution and delivery of this Agreement by the Purchaser, and the consummation by the Purchaser of the Transactions contemplated hereby, including the Acquisition, have been duly and validly authorized by all necessary company action, and no other company proceedings on the part of the Purchaser are necessary to authorize this Agreement or to consummate the Transactions contemplated hereby. This Agreement has been duly validly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by the Company and the Seller, constitutes a legally valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity, whether considered in a proceeding in equity or at law).

Exhibit 10.1

4.2 No Conflict. None of the execution, delivery or performance of this Agreement by the Purchaser, the consummation by the Purchaser of the Acquisition or any other transaction contemplated by this Agreement, or compliance by the Purchaser with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) conflict with or violate any provision of the organizational or governing documents of the Purchaser, or (b) conflict with or violate any Law applicable to the Purchaser, except, with respect to clause (b), for any such conflicts, violations, consents, breaches, losses, defaults, other occurrences which, individually or in the aggregate, have not had a Material Adverse Effect on the Purchaser.

4. 3 Securities Act Representations. The Purchaser represents that it understands that the Membership Interests to be sold to it in the Acquisition will not be registered pursuant to the registration requirements of the Securities Act (as hereinafter defined) and that the resale of such Membership Interests is subject to certain restrictions hereunder and under federal and state securities laws. The Purchaser represents that it is acquiring such Membership Interests for its own account, not as a nominee or agent, and not with a view to the distribution thereof in violation of applicable securities laws.

4.4 Funds. On the Closing Date, the Purchaser will have sufficient funds to pay the Purchase Price.

4.5 Litigation. There are no actions, suits, arbitrations, mediations, proceedings or claims pending or, to the knowledge of the Purchaser, threatened against Purchaser that seek to restrain or enjoin the consummation of the Acquisition or the other transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Purchaser that as of the date hereof:

5.1 Ownership of the Membership Interests. The Seller hereby represents and warrants to the Purchaser that such Seller is the true and lawful registered holder and beneficial owner of the Membership Interests, all of which are free and clear of all Encumbrances. Upon consummation of the Acquisition, the Purchaser will receive good and valid title to the Membership Interests, free and clear of all Encumbrances. Other than the rights and obligations arising under this Agreement, none of the Membership Interests is subject to any rights of any other Person to acquire the same.

The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require it to sell, transfer, or otherwise dispose of the Membership Interests (other than pursuant to this Agreement) nor is it a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Membership Interests.

5.2 Authority Relative to This Agreement; No Violations or Conflicts.

(a) Authority. This Agreement has been duly and validly executed and delivered by the Seller and constitutes a valid and binding agreement of such party, enforceable against such party in accordance with its terms, except that enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Exhibit 10.1

(b) No Violation. The Seller is not subject to, or obligated under, any charter, bylaw or contractual provision or any license, franchise or permit, or subject to any statute, regulation, rule, injunction, ruling, order or decree or other restriction, that, by its terms, would be breached or violated or would result in a default under (with or without notice or lapse of time or both), or result in the imposition of a Encumbrance or would accelerate any payment or obligation, trigger any right of first refusal or other purchase right as a result of such Seller executing or carrying out the transactions contemplated by this Agreement, except for any breaches or violations that would not, individually or in the aggregate, have a Material Adverse Effect on the Company or the Purchaser or substantially impair or delay the consummation of the Transactions contemplated hereby. No authorization, consent or approval of, or filing with, any Governmental Authority, including the Commission, or third party is necessary for the consummation by the Seller of the Transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings the failure to obtain or make which would not, individually or in the aggregate, have a Material Adverse Effect on the Purchaser or the Company or substantially impair or delay the consummation of the Transactions contemplated hereby.

(c) No Conflict. The execution and delivery of this Agreement by the Seller and the consummation of the transactions contemplated hereby do not and shall not, with or without the giving of notice or the passage of time, (i) violate, conflict with, or result in a breach of, or a default or loss of rights under, any material covenant, agreement, mortgage, indenture, lease, instrument, permit or license to which the Seller is a party or by which the Seller or any of the Membership Interests are bound, or any judgment, order, decree, law, rule or regulation to which such Seller or such Membership Interests are subject or (ii) result in the creation of, or give any party any right to create, any Encumbrance or any other right or adverse interest upon any of such shares.

(d) Compliance with Laws. In the last five (5) years the Seller has not received any written communication from a Governmental Authority that alleges that the Company is not in compliance with any federal, state, local or foreign laws, ordinances and regulations or has not made all of the filings required by all such authorities, organizations and agencies.

(e) Disclosure of Material Information. The Seller understands and confirms that the Purchaser will be relying on the foregoing representations in effecting transactions in securities of the Company.

ARTICLE VI

PRE-CLOSING COVENANTS AND AGREEMENTS

6.1 Conduct of the Company. Except as contemplated by this Agreement, during the period from the date hereof to the Closing Date, the Company agrees to conduct its business in accordance with its ordinary and usual course of business; use its best efforts, subject to the foregoing, to preserve the Company’s business organization, keep available to the Company the services of the Company’s officers and employees and maintain satisfactory relationships with customers, suppliers and others having business relationships with it; confer with representatives of the Purchaser to keep them informed with respect to operational matters of a material nature and to report the general status of the ongoing operations of the business of the Company; maintain the Company’s books and records in compliance with the Exchange Act; and refrain taking any of the following actions without the express prior written consent of the Purchaser:

(i) Incur any debt, Liability or obligation, direct or indirect, whether accrued, absolute, contingent or otherwise, other than current liabilities incurred in the ordinary and usual course of its business, or pay any debt, Liability or obligation of any kind other than such current liabilities and current maturities of existing long-term debt;

(ii) Assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation or make any loans or advances to any individual, firm or corporation;

Exhibit 10.1

(iii) Except as contemplated hereby, make any direct or indirect redemption, purchase or other acquisition of any shares of its Membership Interests or declare, set aside or pay any dividend or distribution (whether in cash, capital stock or property) with respect to its Membership Interests;

(iv) Transfer, lease, mortgage, pledge or otherwise encumber any of its Properties, provided that the Company will transfer to Seller prior to the closing a 2014 Ford Expedition;

(v) Sell, lease, transfer or dispose of any of its Properties (other than sales of products to customers in the ordinary course), waive or release any rights of material value, or cancel, compromise, release or assign any indebtedness owed to it or any claims held by it;

(vi) Make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase of any Property of any other individual, firm or corporation, other than in the ordinary and usual course of its business;

(vii) Enter into any transaction with any manager, director, officer, stockholder or Affiliate of the Company or with any Affiliate of any director, officer, stockholder or Affiliate of the Company, except as contemplated by this Agreement;

(viii) Amend the Charter Documents;

(ix) Increase in any manner the compensation or fringe benefits of any of its manager, directors, officers, employees, including any increase of pension or retirement allowance, life insurance premiums or other benefit payments to any such directors, officers or employees, or commit itself to any employment agreement or employment arrangement with or for the benefit of any officer, except as contemplated by this Agreement; make any distributions to its members;

(x) Violate any Legal Requirement applicable to the Company and/or its business;

(xi) Issue or sell any Membership Interests or equity interests of the Company or other securities, or grant or enter into any option, warrant, call or commitment with respect to any securities of the Company;

(xii) Merge or consolidate with, or purchase a substantial portion of the assets of, or by any other manner acquire or combine with any business or any corporation, partnership, limited liability company, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material to the Company, its business, financial condition or results of operations;

(xiii) Pay any accrued fees or salaries to officers, directors, stockholders, or Affiliates, except fees and salaries payable in accordance with present practices of the Company;

(xiv) Organize any subsidiaries, acquire any capital stock or other equity securities of any corporation or acquire any equity or ownership interest in any business;

(xv) Prepay any obligation having a fixed maturity of more than ninety (90) days from the date such obligation was issued or incurred;

(xvi) Make any single non-inventory capital expenditure or commitment in excess of Twenty Five Thousand Dollars ($25,000) or make aggregate non-inventory capital expenditures and commitments in excess of Twenty Five Thousand Dollars ($25,000); or

Exhibit 10.1

(xvii) Enter into an agreement to do any of the things described in clauses (i) through (xvi) of this Section 6.1.

6.2 Regulatory Consents, Authorizations, etc. Each Party hereto will use its reasonable best efforts to obtain all consents, authorizations, orders and approvals of, and to make all filings and registrations with, any Governmental Authority and any other Person which is required for or in connection with the consummation by it of the Transactions and will cooperate fully with the other Parties in assisting them to obtain such consents, authorizations, orders and approvals and to make such filings and registrations. No Party hereto will take or omit to take any action for the purpose of delaying, impairing or impeding the receipt of any required consent, authorization, order or approval or the making of any required filing or registration.

6.3 Negotiations with Others. During the period from the date of this Agreement to the Closing Date, or until this Agreement is terminated in accordance with the provisions of Article X, if it is so terminated, the Seller will not, directly or indirectly, initiate discussions or negotiations with, or provide any information other than publicly available information to, any Person (other than the Purchaser) concerning any possible proposal regarding a sale of capital stock of the Company or a merger, consolidation, sale of substantially all Properties or other similar transaction involving the Company or any division or major asset of the Company without the express prior written consent of the Purchaser, which consent may be withheld in the Purchaser’s sole and absolute discretion.

6.5 Access. From the date of this Agreement to the Closing Date, the Company will provide access to the Purchaser and its representatives reasonable access during normal business hours to the Properties, books, records, customer accounts and Contracts of the Company and furnish to the Purchaser such documents and information concerning the Company’s business as the Purchaser may request. The Purchaser will hold, and will cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of applicable law, all confidential documents and information concerning the Company and its business provided to them.

ARTICLE VII

CONDITIONS TO THE CLOSING

7.1 Conditions to Closing and the Seller’s Obligation to Sell the Subject Shares. The obligations of the Seller to consummate the transactions contemplated by this Agreement including, without limitation, the sale of the Subject Shares to the Purchaser on the Closing Date, are subject to the fulfillment, to the reasonable satisfaction of the Purchaser, prior to or on the Closing Date of each of the following conditions:

(a) Regulatory Consents, Authorizations, etc. All consents, authorizations, orders and approvals of, and filings and registrations with, any Governmental Authority which are required for or in connection with the execution and delivery of this Agreement and the consummation by each Party hereto of the Acquisition shall have been obtained or made

(b) Representations, Warranties, Covenants, etc. The representations and warranties of the Purchaser contained in this Agreement, taken together with the Exhibits and Schedules attached hereto, shall have been true and correct in all material respects on the date hereof and, taken together with the Schedules attached hereto on the Closing Date, shall also be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Closing Date; and the Purchaser shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

Exhibit 10.1

(c) Litigation; Other Events. No claim, action, suit or proceeding shall have been instituted or shall be threatened by any Person which seeks to prohibit, restrict or delay consummation of the Acquisition, or any of the conditions to consummation of such Acquisition, or to subject the Seller to liability on the grounds that it has breached any law or regulation or otherwise acted improperly in relation to the transactions contemplated by this Agreement.

(d) Closing Deliveries. The Closing Deliveries specified in Section 2.3 shall have been made and delivered by the Purchaser.

7.2 Conditions to Closing and the Purchaser’s Obligation to Purchase the Subject Membership Interests. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement including, without limitation, the purchase of the Membership Interests from the Seller on the Closing Date, are subject to fulfillment, to the satisfaction of the Purchaser, on or prior to the Closing Date, of each of the following conditions:

(a) Regulatory Consents, Authorizations, etc. All consents, authorizations, orders and approvals of, and filings and registrations with, any Governmental Authority which are required for or in connection with the execution and delivery of this Agreement and the consummation by each Party hereto of the Acquisition shall have been obtained or made.

(b) Representations, Warranties, Covenants, etc. The representations and warranties of the Company and the Seller contained in this Agreement and/or the other Transaction Documents shall have been true and correct in all material respects on the date hereof and shall also be true and correct in all material respects on and as of the closing Date, except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Closing Date; and shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and/or the other Transaction Documents to be performed or complied with by each of them on or prior to the Closing Date.

(c) Litigation; Other Events. No claim, action, suit or proceeding shall have been instituted or shall be threatened by any Person which (i) seeks to prohibit, restrict or delay consummation of the Acquisition, or any of the conditions to consummation of such Acquisition (ii) seeks to subject the Purchaser or any of its directors, officers, employees or agents to liability on the grounds that it or they have breached any law or regulation or otherwise acted improperly in relation to the transactions contemplated by this Agreement, or otherwise (iii) could in sole and absolute discretion of the Purchaser have a Material Adverse Effect on the Company or the Purchaser or their respective businesses.

(d) Due Diligence. The Purchaser shall have had the right through and until the date of the Closing, to conduct a full due diligence review of the Company and of its Affiliates, and shall be satisfied with the results thereof.

(e) No Material Adverse Effect. There shall not have been or occurred any Material Adverse Effect with respect to the Company.

(f) Proceedings Satisfactory. All proceedings to be taken by the Company and the Seller in connection with the Transactions and all documents incident thereto shall be satisfactory in form and substance to the Purchaser, and the Purchaser shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

Exhibit 10.1

(g) Bankruptcy Proceedings. No proceeding in which the Company or the Seller shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against such person under any United States, state or foreign bankruptcy or insolvency law.

(h) Appointments. The Purchaser shall have appointed the initial Purchaser designee as a manager to the Company and delivered proof thereof (and such other positions as the Purchaser shall have communicated prior to the Closing) following the Closing Date.

(i) Resignations. The Company shall prior to the Closing Date have (i) obtained the resignation of each Manager of the Company delivered copies thereof to the Purchaser (to be effective as of the Closing).

(j) Closing Deliveries. The Closing Deliveries specified in Section 2.2 and Section 2.3 shall have been made and delivered by the Seller and the Company, respectively.

(k) No Liabilities. Other than as contemplated by this Agreement, the Company shall not have any Liabilities (and there shall to the Company’s and the Seller’s Knowledge be no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability).

ARTICLE VIII

TERMINATION

8.1     Termination. This Agreement may be terminated prior to Closing by:

(a)     The mutual written consent of Seller and Buyer;

(b)     Either Seller or Buyer if the Closing has not occurred by the close of business on September 30, 2017, so long as the failure to consummate the transaction on or before such date did not result solely from the failure by the party or its affiliate seeking termination of this Agreement to fulfill any undertaking or commitment on its part provided for herein prior to Closing; or

(d)     Either Seller or Buyer, if the terminating party shall have discovered a material error, misstatement, or omission in the representations and warranties made in this Agreement by the other party, which shall not have been cured by such other party within five (5) days after written notice to such other party specifying in detail such asserted error, misstatement, or omission, or by the Closing Date, whichever first occurs.

ARTICLE IX

INDEMNIFICATION

9     Indemnity.

9.1            a. Indemnity by Seller. Seller a agrees to indemnify, defend, save and hold Buyer and all employees, agents and affiliates of Buyer (collectively, “Buyer Indemnitees”) harmless from and against any and all damage, liability, loss, expense, assessment, judgment or deficiency of any nature whatsoever (including and without limitation, reasonable attorneys' fees and other costs and expenses incident to any suit, action or proceeding) incurred or sustained which (i) shall arise out of, result from or constitute any breach of any representation, warranty or covenant of this Agreement, or any non-fulfillment of any obligation of Seller under this Agreement or any exhibit, schedule, certificate or any other document furnished in connection herewith, (ii) shall arise out of or in any way result from or in connection with the operation of the Company by Seller prior to Closing, whether disclosed or undisclosed, known or unknown, fixed or contingent.

Exhibit 10.1

b. Indemnity by Buyer. Buyer (“Buyer Indemnitor”) agrees to jointly and severally indemnify, defend, save and hold Seller and all employees, agents, affiliates and members of Seller (collectively, “Seller Indemnitees”) harmless from and against any and all damage, liability, loss, expense, assessment, judgment or deficiency of any nature whatsoever (including and without limitation, reasonable attorneys' fees and other costs and expenses incident to any suit, action or proceeding) incurred or sustained which (i) shall arise out of, result from or constitute any breach of any representation, warranty or covenant of this Agreement, or any non-fulfillment of any obligation of Buyer under this Agreement or any exhibit, schedule, certificate or any other document furnished in connection herewith, or (ii) shall arise out of or in any way result from or in connection with the operation of the Company by Buyer after the Closing, whether disclosed or undisclosed, known or unknown, fixed or contingent.

9.2     Right of Offset. The parties agree that the Seller Indemnitee or Buyer Indemnitee, as the case may be, has the absolute right of offset for Claims made pursuant hereto, against any payment that may be due from Buyer or Seller Indemnitee to Seller or Buyer Indemnitor, even though the provisions of this Agreement will remain enforceable in accordance with its terms. The right of offset is not to be construed as the parties’ exclusive remedy, and the parties expressly reserve the right to pursue any remedy available at law or equity in the event of any breach by any other party.

9.3     Certain Limitations.

(a)     Per Claim Basket on Adverse Consequences of Buyer Indemnitees. The Seller shall not be liable to any Buyer Indemnitees for any specific matter unless the aggregate liability incurred by the Buyer Indemnitees under this Article IX with respect to such matter together with all matters exceeds $10,000 (the “Basket”), in which case the Seller shall be liable to the Buyer Indemnitees for the full amount of the matters in connection with such matter and all matters, including the amount of the Basket.

(b)     Cap on Adverse Consequences of Buyer Indemnitees. The aggregate amount required to be paid by the Seller Parties under Section 5.2(a) shall not exceed $850,000.00.

(c)     Certain Exceptions. Notwithstanding anything to the contrary contained herein, (i) the limitations set forth in Sections (a) and (b) above shall not apply to matters arising out of, relating to or otherwise by virtue of, directly or indirectly, any intentional, willful or knowing breach of a representation by Seller or to any representation made under Sections 3.1, 3.2, 3.3, 3.11 and 3.14.

9.4     Survival. The representations and warranties made in this Agreement shall survive the Closing until the date that is one year after the Closing Date; provided, however, that (i) representations and warranties made in Sections 3.11 shall survive for twenty (20) years following the Closing. Notwithstanding anything herein to the contrary, if written notice of any claim for indemnification hereunder has been delivered to the Indemnifying Party in accordance herewith prior to the expiration of the representation, warranty, covenant or agreement upon which such claim is based, the relevant representation, warranty, covenant or agreement shall not expire with respect to such claim, and such claim may be pursued, until the final resolution of such claim in accordance with the provisions of this Article IX.

 Exhibit 10.1

ARTICLE X

MISCELLANEOUS

10.     Miscellaneous.

10.1.     Entire Agreement. This document constitutes the entire agreement between the parties, all oral agreements being merged herein, and supersedes all prior representations. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed herein.

10.2.     Survival. All representations, warranties, covenants, and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion, or other writing provided for in it, shall survive the closing.

10.3.     Amendment. The provisions of this Agreement may be modified at any time by agreement of the parties. Any such agreement hereafter made shall be ineffective to modify this Agreement in any respect unless in writing and signed by the parties against whom enforcement of the modification or discharge is sought.

10.4.     Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving party to require observance, performance or satisfaction either of that term or condition as it applies on a subsequent occasion or of any other term or condition.

10.5.     Nonassignability. This Agreement shall not be assigned by any party without the prior written consent of the other parties. Any assignment contrary to the provisions of this Agreement shall be deemed a default under the Agreement, allowing the nondefaulting parties to exercise all remedies available under law.

10.6.     Succession. Subject to the provisions otherwise contained in this Agreement, this Agreement shall inure to the benefit of and be binding on the successors and assigns of the respective parties.

10.7.     Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action against any party to this Agreement.

10.8.     Specific Performance. Each party's obligations under this Agreement are unique. The parties each acknowledge that, if any party should default in performance of the duties and obligations imposed by this Agreement, it would be extremely impracticable to measure the resulting damages. Accordingly, the nondefaulting party, in addition to any other available rights or remedies, may sue in equity for specific performance, and the parties each expressly waive the defense that a remedy in damages will be adequate.

10.9.     Notices. Any notice under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given (i) on the date of personal service on the parties, (ii) on the third business day after mailing, if the document is mailed by registered or certified mail, (iii) one day after being sent by professional or overnight courier or messenger service guaranteeing one-day delivery, with receipt confirmed by the courier, or (iv) on the date of transmission if sent by telegram, telex, telecopy or other means of electronic transmission resulting in written copies, with receipt confirmed. Any such notice shall be delivered or addressed to the parties at the addresses set forth below or at the most recent address specified by the addressee through written notice under this provision. Failure to give notice in accordance with any of the foregoing methods shall not defeat the effectiveness of notice actually received by the addressee.

Exhibit 10.1

10.10.     Attorneys' Fees; Prejudgment Interest. If the services of an attorney are required by any party to secure the performance of this Agreement or otherwise upon the breach or default of another party to this Agreement, or if any judicial remedy or arbitration is necessary to enforce or interpret any provision of this Agreement or the rights and duties of any person in relation thereto, the prevailing party shall be entitled to reasonable attorneys' fees, costs and other expenses, in addition to any other relief to which such party may be entitled. Any award of damages following judicial remedy or arbitration as a result of the breach of this Agreement or any of its provisions shall include an award of prejudgment interest from the date of the breach at the maximum amount of interest allowed by law.

10.11.     Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if the parties had all signed the same document. All counterparts shall be construed together and shall constitute one agreement.

10.12.     Captions. All paragraph captions are for reference only and shall not be considered in construing this Agreement.

10.13.     Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement which can be given effect without the invalid provision shall continue in full force and effect and shall in no way be impaired or invalidated.

10.14.     Governing Law. The rights and obligations of the parties and the interpretation and performance of this Agreement shall be governed by the law of California, excluding its conflict of laws rules.

10.15.     Venue. Each party consents to the jurisdiction of, and any actions arising under this Agreement shall be heard and resolved in, courts in the State of California.

10.19.     Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall whenever possible be cumulative with all other remedies at law or in equity, County of Alameda.

10.20.     Dispute Resolution. William H. Gordon and the Buyer agree to use their best efforts to settle any disputes regarding the rights or obligations of the parties under this Agreement through negotiation and agreement. Any disputes that cannot be settled in this manner shall be conclusively determined by binding arbitration. The arbitration shall be conducted as follows:

(a)     Binding Arbitration. Any dispute between the parties shall be submitted to, and conclusively determined by, binding arbitration in accordance with this Section. The provisions of this Section shall not preclude any party from seeking injunctive or other provisional or equitable relief in order to preserve the status quo of the parties pending resolution of the dispute, and the filing of an action seeking injunctive or other provisional relief shall not be construed as a waiver of that party's arbitration rights. The arbitration of any dispute between the parties to this Agreement shall be governed by the provisions of the California Arbitration Act (California Code of Civil Procedure section 1280, et seq.), excluding the provisions of Code of Civil Procedure section 1283.05.

Exhibit 10.1

(b)     Initiation of Arbitration; Selection of Arbitrators; Location of Arbitration and Applicable Law. In the case of any dispute between the parties to this Agreement, either party shall have the right to initiate the binding arbitration process provided for in this paragraph by serving upon the other party a demand for arbitration. Notwithstanding any other provision of law, in order to be enforceable a demand for arbitration must be served within sixty (60) days of the date on which a party discovers, or reasonably should have discovered, facts giving rise to a dispute as defined above. Within thirty (30) days of service of a demand for arbitration by either party to this Agreement, the parties shall endeavor in good faith to select a single arbitrator. If they fail to do so within that time period, each party shall have an additional period of fifteen (15) days in which to appoint an arbitrator and those arbitrators within fifteen (15) days shall select an additional arbitrator. If any party fails to appoint an arbitrator or if the arbitrators initially selected by the parties fail to appoint an additional arbitrator within the time specified herein, any party may apply to have an arbitrator appointed for the party who has failed to appoint, or to have the additional arbitrator appointed, by the presiding judge for the Superior Court, Sacramento County, California. If the presiding judge, acting in his or her personal capacity, is unable or unwilling to appoint the additional arbitrator, that arbitrator shall be selected in accordance with California Code of Civil Procedure section 1281.6. Any arbitration hearing shall be conducted in Sacramento County, California. The law applicable to the arbitration of any dispute shall be the law of the State of California, excluding its conflicts of law rules.

(c)     Arbitration Procedures. Except as otherwise provided in this paragraph, the arbitration shall be governed by the California Arbitration Act (Code Civ. Proc., § 1280 et seq.), excluding the provisions of Code of Civil Procedure section 1283.05. In addition, either party may choose, at that party’s discretion, to request that the arbitrators resolve any dispositive motions prior to the taking of evidence on the merits of the dispute. By way of example, such dispositive motions would include, but not be limited to, those which would entitle a party to summary judgement or summary adjudication of issues pursuant to Code of Civil Procedure section 437c or resolution of a special defense as provided for at Code of Civil Procedure section 597. In the event a party to the arbitration requests that the arbitrators resolve a dispositive motion, the arbitrators shall receive and consider any written or oral arguments regarding the dispositive motion, and shall receive and consider any evidence specifically relating thereto, and shall render a decision thereon, before hearing any evidence on the merits of the dispute.

(d)     Limitation on Scope of Arbitrators' Award or Decision; Costs of Arbitration; Attorneys’ Fees. The Buyer and Seller agree that if the arbitrators find any disputed claim to be meritorious, the arbitrators shall have the authority to order legal and/or equitable relief appropriate to the claim, but that in no event shall the arbitrators have authority to award punitive or exemplary damages. The parties shall share equally the costs of the arbitration and each side shall bear its own attorneys’ fees. However, the Buyer and Seller agree that the arbitrators, in their discretion, may award to the prevailing party the costs, including the costs of the arbitration, and attorneys’ fees incurred by that party in participating in the arbitration process.

10.21.     Ambiguities. The Agreement has been negotiated at arm's length between persons sophisticated and knowledgeable in the matters dealt with herein. Each party has been represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law, including, without limitation, Civil Code Section 1654, or legal decision that would require interpretation of any ambiguities in this Agreement against the drafting party is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the purpose of the parties.

Exhibit 10.1

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

PURCHASER:

CooliSys Technologies, Inc.

By:_/s/________________________

Name: Amos Kohn

Title: President and CEO

COMPANY:

Power-Plus Technical Distributors, LLC

By:___/s/______________________

Name: William H. Gordon

Title: Manager

SELLER:

William H. Gordon

By:__/s/_______________________

Name: William H. Gordon